LICENSE AND DISTRIBUTION AGREEMENT

THIS LICENSE AND DISTRIBUTION Agreement (this “Agreement”) is entered into as of March 3rd, 2014 (“Effective Date”), by and between Spirit international, Inc., a Nevada corporation (“Licensee”), and New World Whisky Distilleries Pty.Ltd. (“Licensor”) (Collectively the “Parties” and each a “Party”).

RECITALS

WHEREAS, Licensor is the owner of New World Distilleries its Brands and website described more fully as Blue Harbour Whisky;

WHEREAS, Licensor operates a Distillery business (the “Service”) and offers its brand for sale world wide and desires to license the Brand of whisky from Licensor on an exclusive basis in Europe and the Middle East;

WHEREAS, in addition to licensing the Brand, Licensor has agreed to manage the implementation, of the distribution for Europe and the Middle East as well as handling all government licenses and tax issues necessary, into Licensee’s existing program of sales on a drop ship bases.

WHEREAS, as part of the consideration for the license and services provided to Licensee under this Agreement Licensee shall share 2% of the net profit with Licensor. This 2% of net profit will be deducted from the $75,000 owed to the licenser.

WHEREAS, the Parties wish to enter this Agreement for the licensing of the Blue Harbour Whisky from New World and provision of the services in association therewith as set forth more fully below.

NOW, THEREFORE, in consideration of the mutual promises, undertakings and agreements below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1. Grant of License:

Licensor hereby grants to Licensee a license to sell the Blue Harbour Whisky in Europe and the Middle East on an exclusive basis.

2. Consideration:

(a)	Licensee shall agree to pay a total of $75,000 US Dollars on or before July 1st, 2015.

(b)	Licensor shall receive 2% of the net profit of any business thought out Europe and the Middle East. This 2% of net profit will be deducted from the $75,000 owed to the licenser.

(c)	Licensee shall provide Licensor a full and complete accounting reflecting all reasonable expenses and the net profits when they are to be paid.

3. Services.

3.1 Services Provided By Licensor

(a) Licensor will be prepared from the date of signing this Agreement to help in implementing a marketing and sales campaign in Europe and the Middle East.

(b) In each instance where Licensee has a Client that requires the customized implementation of marketing for that Client, the Licensor needs to approve such a program

(c) Licensor shall maintain sufficient agreed staff levels and resource levels to provide the Implementation of sales and marketing on an ongoing basis for Licensee’s Clients. Licensee shall be responsible for all reasonable costs associated with the provisions of marketing and sales Services.

3.2 Consultation and Services Provided By Licensee

(a) Licensee shall handle the sales and marketing of it products to its clients.

(b) Licensee shall be the primary contact for their Customers and shall be responsible for Client account management.

4. Confidentiality and Non-Compete

(a) In providing the services under this Agreement, Licensor and Licensee will be privy to non-public, proprietary confidential information. Said Confidential information shall include, but not be limited to, trade secrets, know how, technologies, processes, software programs, contracts, customer lists, financial information, proprietary techniques, procedures, product plans, sales and marketing plans, and business information. Confidential information shall be treated by the receiving party as if it were that party’s confidential information. It is agreed that both parties to this Agreement will take reasonable precautions to prevent any form of communication, disclosure, and/or availability of said Confidential information by its officers, directors, employees, contractors, consultants, subsidiaries, agents, representatives, advisors, attorneys, bankers, heirs, assigns, successors, their spouses and significant others. Confidential information shall not include information that is (a) already known by, or rightfully available to the parties herein by sources not related to this Agreement; or (b) available to the public.

5. Breach.

5.1 Breaches by Licensor

In the event that Licensor breaches this Agreement and fails to provide the Services as set forth in this Agreement, Licensee shall have the right to cancel contact with written notice within 60days.

5.2 Breaches by Licensee

In the event that Licensee is in breach of its obligations under Section 3.1 of this Agreement, and such breach remains un-remedied by Licensee sixty (60) business days after Licensor delivers written notice of such breach, then Licensor shall have the right to suspend its obligation to provide the Services during the pendency of such breach. Licensee shall return to Licensor all confidential information, as set forth in sub paragraph 4(a); it has received from Licensor under this Agreement. Further, Licensee shall still be bound by the confidentiality terms in paragraph 4.

6. Representations and Warranties.

(a) By Licensor. Licensor represents and warrants to Licensee that: (i) it has the full power to enter into this Agreement, (ii) it has full title and authority to sell the product as set forth herein and perform its obligations hereunder; (iii) the execution of and performance under this Agreement will not breach any oral or written agreement with any third party or any obligation owed to any third party; and (iv) the Brand is not subject to, and does not infringe, misappropriate or violate, any patent, copyright, trademark, trade secret or any other third party proprietary or ownership rights.

(b) By Licensee. Licensee represents and warrants to Licensor that: (i) it has the full power to enter into this Agreement; and (ii) the execution of and performance under this Agreement will not breach any oral or written agreement with any third party or any obligation owed to any third party.

7. Indemnification.

(a)	Each Party shall indemnify, defend and hold harmless the other Party and its officers, directors, employees, shareholders, subsidiaries, affiliates, Licensors, agents, successors and assigns from and against any third party claims, allegations, losses, liabilities, fines, damages, settlements, expenses and costs (including, but not limited to, attorneys’ fees and court costs) which arise out of or relate to a material breach of Section 6 of this Agreement by the indemnifying Party. The Party to be indemnified shall: (a) provide the indemnifying Party with prompt written notice of any claim, suit or proceeding for which the indemnified Party is seeking indemnity; and (b) reasonably cooperate with the defense or settlement negotiations, as the case may be, conducted by the indemnifying Party.

(b)	Except for liability for Breach of Section 4 (Confidentiality) and except as specifically in section 6 (indemnification) Licensor shall not have any liability for incidental, consequential, indirect, special or punitive damages of any kind or for loss of revenue and/or business arising out of or in connection with this Agreement, regardless of the form of the action, whether in contract, tort, strict product liability or otherwise, even if any representative of Licensor has been advised of the possibility of such damage; And in no event shall Licensor’s liability under this Agreement exceed the amount paid by Licensee to Licensor under this Agreement.

8. Termination

(a)	The term of this Agreement will in perpetuity from the effective date, unless terminated earlier, pursuant to the terms of this Agreement.

(b)	In the event a party (1) becomes insolvent, (2) voluntarily files or has filed against it a petition under applicable bankruptcy or insolvency laws which such party fails to have released within thirty (30) days of such filing, (3) proposes any dissolution, composition or financial reorganizations with creditors or if a receiver, trustee, custodian or similar agent is appointed, or takes possession with respect to all or substantial properties or businesses of such party, or (4) such party makes a general assignment or sale of the company , the other party may terminate this Agreement by giving a termination notice, which termination shall become effective ten (10) days after notice

(c)	Either party shall have the right to terminate this Agreement if the other is in material breach of any term or condition of this Agreement and fails to remedy such breach as set forth in Paragraph 5.

9. General Provisions.

(a) Governing Law; Venue. This Agreement will be construed in accordance with and governed by the laws of the State of Nevada, without regard to principles of conflicts of law. Each Party consents to the exclusive venue of the courts of the state of Nevada, to resolve any disputes, claims or actions arising out of this Agreement.

(b) Amendment; Waiver. This Agreement may not be amended, modified, waived or discharged except pursuant to a written instrument signed by the Party against whom enforcement of such modification, waiver or discharge is sought. The failure of either Party to exercise, or delay in exercising any right or remedy under this Agreement in any instance, shall not be construed as a waiver or relinquishment of said right or remedy in any future instance.

(c) Notices. Any notices required or permitted hereunder shall be given to the appropriate signatory below at the address specified below, or at such other address or fax number as the receiving Party shall specify in writing during the Term. Notice shall be deemed given upon: (i) personal delivery, (ii) confirmation of receipt of facsimile transmission, (iii) if sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing, or, (iv) if sent by overnight delivery via a nationally recognized overnight courier, one day after deposit with such courier.

(d) Severability. In the event that any provision of this Agreement is for any reason void or unenforceable in any respect, such provision shall be without effect to the extent of the unenforceability without affecting such provision in any other respect and without affecting any other provision.

(e) Entire Agreement. This Agreement is the complete and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications and agreements, whether written or oral, between the Parties relating to the subject matter hereof.

(f) Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective affiliates, parent, subsidiaries, successors and assigns. Neither Party will sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, any rights or obligations under this Agreement without the other Party’s prior written consent, which will not be unreasonably withheld or delayed. Notwithstanding the foregoing, either Party must have approval to assign this Agreement as part of a merger or sale of all or substantially all of the assigning party’s assets.

(h) Independent Contractor. The relationship of the Parties hereunder is that of an independent contractor and nothing in this Agreement should be construed as to create a partnership, joint venture, agency or employment relationship between the Parties.

(i) Counterparts; Headings. This Agreement may be executed (including, but not limited to, by facsimile signature) in one or more counterparts, with the same effect as if the Parties had signed the same document. The captions and headings of the various Sections of this Agreement are inserted merely for the purpose of convenience and shall not in any way alter the meaning or interpretation of this Agreement.

(j) Attorneys' Fees. If either Party brings an action or proceeding at law or in equity to interpret or enforce this Agreement or any provisions contained herein, or to seek damages or other redress for a breach, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys' fees and court costs incurred in such action or proceeding.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

LICENSOR LICENSEE

LICENSOR	LICENSEE

By: /s/ Warren Sheppard	By: /s/ Zur Dadon
Name: Warren Sheppard	Name: Zur Dadon
New World Distilleries Pty Ltd.	Spirit International ,Inc
Title: Director	Title: President
Address: 7 Sarah Crescent Templestowe Vic.	Address: 2620 Regatta Drive Street 102, Las Vegas, Nevada 89128
Date: February 26th 2014	Date: March 3rd 2014